Exhibit (a)(l)(iv)

PIXELWORKS, INC.

Offer to Purchase for Cash
Up to $50,000,000 Aggregate Principal Amount
of its Outstanding
1.75% Convertible Subordinated Debentures due 2024
at a Purchase Price Not Greater than $750
Nor Less than $680
Per $1,000 Principal Amount,
Plus Accrued and Unpaid Interest Thereon

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 28, 2008, UNLESS THE OFFER IS EXTENDED.

January 29, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Pixelworks, Inc., an Oregon corporation, (the “Company”) has appointed us to act as Dealer Manager in connection with its offer to purchase for cash up to $50,000,000 aggregate principal amount of its outstanding 1.75% Convertible Subordinated Debentures due 2024 (the “Debentures”) at a price not greater than $750 nor less than $680 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase (the “Offer to Purchase”) and related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Purchase. The description of the Offer to Purchase in this letter is only a summary and is qualified in its entirety by all of the terms and conditions of the Offer set forth in the Offer to Purchase and the Letter of Transmittal.

Under the “Modified Dutch Auction” procedure, the Company will determine a single price that it will pay per $1,000 principal amount for Debentures validly tendered and not properly withdrawn from the Offer, taking into account the total amount of Debentures tendered and the prices specified by tendering Debenture holders (“Holders”). The Company will select the lowest purchase price that will allow it to purchase $50,000,000 aggregate principal amount of its outstanding Debentures or such lesser amount of Debentures as are validly tendered and not properly withdrawn, at prices not greater than $750 nor less than $680 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase (such purchase price, the “Purchase Price”). All Debentures acquired in the Offer will be acquired at the same purchase price, including those Debentures tendered at a price lower than the Purchase Price. Only Debentures validly tendered at prices at or below the Purchase Price selected by the Company, and not properly withdrawn, will be purchased. However, due to the proration provisions described in this Offer to Purchase, the Company may not purchase all of the Debentures tendered at or below the Purchase Price if more than the aggregate principal amount of Debentures that it seeks to purchase are validly tendered and not properly withdrawn. Debentures not purchased in the Offer will be returned to the tendering Holders at the Company’s expense promptly after the expiration of the Offer.

The Company reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 10 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

In the event that the amount of Debentures validly tendered and not properly withdrawn on or prior to the Expiration Date at or below the Purchase Price exceeds the Offer Amount, the Company will accept for payment the Debentures that are validly tendered and not properly withdrawn at or below the Purchase Price on a pro rata basis from among the tendered Debentures. In all cases, the Company will make appropriate adjustments to avoid purchases of Debentures in a principal amount other than an integral multiple of $1,000. The Company reserves the right, in its sole discretion, to purchase more than $50,000,000 aggregate principal amount of our Debentures in the Offer, and to increase the maximum aggregate purchase price, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, the Company may purchase an additional amount of Debentures not to exceed 2% of the aggregate principal amount outstanding (approximately $2,800,000 aggregate principal amount as of January 28, 2008) without amending or extending the Offer. See Section 3, “Terms of the Offer” and Section 4, “Amendment; Extension; Waiver; Termination” of the Offer to Purchase.

The $50,000,000 aggregate principal amount of the Debentures that the Company is seeking to purchase represents approximately 35.7% of the aggregate outstanding principal amount of its Debentures.

The Offer is not conditioned on any minimum principal amount of Debentures being tendered. The Offer is, however, subject to certain other conditions. See Section 10, “Conditions of the Offer” of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Debentures registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated January 29, 2008.

2. Letter of Transmittal for the Debentures for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding.

3. A letter to clients that you may send to your clients for whose accounts you hold Debentures registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4. A return envelope addressed to Mellon Investor Services LLC, as Depositary for the Offer.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

For Debentures to be tendered validly pursuant to the Offer, the certificates for such Debentures, or confirmation of receipt of such Debentures pursuant to the procedure for book-entry transfer set forth in Section 6 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal (or a facsimile copy thereof) including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent’s Message (as described in Section 6 of the Offer to Purchase) in the case of a book-entry transfer, must be received before 5:00 p.m., New York City time, on Thursday, February 28, 2008 by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase.

The Company will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Dealer Manager, the Information Agent and the Depositary, as described in Section 15 of the Offer to Purchase) for soliciting tenders of Debentures pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Debentures held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all transfer taxes, if any, on its purchase of the Debentures except as otherwise provided in the Offer to Purchase or Instruction 7 in the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to Laurel Hill Advisory Group, the Information Agent, at (516) 933-3100 or toll-free at (800) 555-3858 or at the address set forth on the back cover of the Offer to Purchase, or to us, at (888) 627-6373. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

Thomas Weisel Partners LLC

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENT SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.